Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GUARANTY BANCORP

Guaranty Bancorp, a corporation duly organized and existing under the Delaware General Corporation Law (the “Company”), does hereby certify:

1.             That at a meeting of the Board of Directors of the Company, a resolution was duly adopted setting forth the proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that the proposed amendment be considered at a meeting of the stockholders of the Company.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Company’s Second Amended and Restated Certificate of Incorporation be amended by deleting in its entirety and restating that portion of Article FOURTH entitled “COMMON STOCK” to read as follows:

“COMMON STOCK

Voting Common Stock

Except as may be provided in this Second Amended and Restated Certificate of Incorporation or required by law, the Voting Common Stock shall have voting rights in the election of directors and on all other matters presented to stockholders, with each holder of Voting Common Stock being entitled to one vote for each share of Voting Common Stock held of record by such holder on such matters.

Subject to the rights of the holders of any series of Preferred Stock, holders of Voting Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Voting Common Stock from time to time out of assets or funds of the corporation legally available therefor. Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the corporation (whether voluntary or involuntary), the assets of the corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Voting Common Stock.

Any holder of Voting Common Stock may at any time and from time to time elect to convert any number of shares of Voting Common Stock then held by such stockholder into an equal number of shares of Non-Voting Common Stock with the prior approval of the Board of Directors acting in its sole and absolute discretion or pursuant to a written agreement with the corporation expressly providing for such conversion.

Non-Voting Common Stock

Rights and Privileges.  Except as otherwise provided herein, Non-Voting Common Stock shall in all other respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided that, if the corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of Common Stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further, that any dividend on the Common Stock that is payable in Common Stock shall be paid only in Non-Voting Common Stock on the Non-Voting Common Stock and only in Voting Common Stock on the Voting Common Stock.

Restrictions on Voting Rights.  The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein.  Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of this Second Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or rights of the Non-Voting Common Stock contained herein in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the Voting Common Stock.

Conversion Rights.  The right to convert shares of Non-Voting Common Stock shall be subject to the following:

(i)            Subject to clause (ii) below, each holder of shares of Non-Voting Common Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all such holder’s shares of Non-Voting Common Stock, in whole or in part, into an equal number of fully paid and non assessable shares of Voting Common Stock; provided that, notwithstanding anything in this Second Amended and Restated

Certificate of Incorporation to the contrary, the Non-Voting Common Stock may not be converted into Voting Common Stock if such conversion would (i) require Applicable Regulatory Approval (that has not yet been received) or (ii) result in a number of shares of Voting Common Stock to be issued that would exceed the number of shares of Voting Common Stock authorized for issuance by the corporation; provided, however, that in the event that there shall not be sufficient shares of Voting Common Stock issued but not outstanding or authorized but unissued to permit the exercise in full of the rights contained in this Second Amended and Restated Certificate of Incorporation, the corporation shall use its best efforts to take all such action as may be necessary to promptly authorize sufficient additional shares of Voting Common Stock for issuance upon exercise of all such rights.

(ii)           Notwithstanding the provisions of clause (i) above, shares of Non-Voting Common Stock beneficially owned by holders that own such shares by virtue of (x) having converted their shares of Preferred Stock or Voting Common Stock into shares of Non-Voting Common Stock or (y) the consummation of the transactions contemplated by that certain Amended and Restated Series A Convertible Preferred Stock Transaction Agreement, dated as of August 9, 2011, among the corporation and the other parties thereto, as amended from time to time (such holders, collectively, the “Investors”) or their affiliates, or any other transferee of any Investor or any such affiliate or any further transferee of such transferee who does not receive such shares of Non-Voting Common Stock in a Widely Dispersed Offering (a “Restricted Transferee”) shall not, under any circumstance, be entitled to convert into Voting Common Stock pursuant to clause (i) above; provided, however, if (A) any Investor, its affiliates or a Restricted Transferee shall transfer any such shares of Non-Voting Common Stock to any other person in a Widely Dispersed Offering such that they are no longer beneficially owned by an Investor or its affiliates or such Restricted Transferee, as applicable, such transferred shares shall automatically be converted into Voting Common Stock pursuant to this Article FOURTH (subject to the limitations contained herein) or (B) the corporation ceases to be a bank holding company, then all shares of Non-Voting Common Stock shall automatically be converted into Voting Common Stock pursuant to this Article FOURTH without limitation as described herein.

(iii)          “Applicable Regulatory Approval” means, with respect to a particular holder, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow such holder to acquire the shares of Voting Common Stock issuable upon conversion of the Non-Voting Common Stock held by it or to own or control such shares of Voting Common Stock and the expiration or earlier termination of any required waiting period, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority.

(iv)          “Widely Dispersed Offering” means (i) a widespread public distribution, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the corporation, or (iii) a transfer to a transferee that would control more than 50% of the voting securities of the corporation without any transfer from any Investor or its affiliates or a Restricted Transferee or its affiliates, as applicable.

Conversion Mechanics.  Any conversion of shares of Non-Voting Common Stock into shares of Voting Common Stock pursuant to this Article FOURTH shall be subject to the following:

(i)            A holder of shares of Non-Voting Common Stock that elects to exercise its conversion rights pursuant to clause (i) under “Conversion Rights” above shall provide notice to the corporation as follows: such holder shall surrender the certificate or certificates representing such shares at the office of the corporation (or any transfer agent of the corporation previously designated by the corporation to the holders of Non-Voting Common Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted. Such holder shall also provide to the corporation confirmation, reasonably acceptable to the corporation, that the holder has received Applicable Regulatory Approval, to the extent required in connection with such conversion. Unless the shares issuable upon conversion pursuant clause (i) under “Conversion Rights” above are to be issued in the same name as the name in which such shares of Non-Voting Common Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the corporation, duly executed by the holder thereof or such holder’s duly authorized attorney. As promptly as practicable, after the surrender by the holder of the certificates representing shares of Non-Voting Common Stock as aforesaid, the corporation shall issue and shall deliver to such holder or, on the holder’s written order, to the holder’s transferee, a certificate or certificates representing the number of shares of Voting Common Stock issuable upon conversion of such shares.

(ii)           To the extent any Investor or its affiliates or any Restricted Transferee transfers or proposes to transfer any shares of Non-Voting Common Stock in a Widely Dispersed Offering, the transferor shall surrender to the corporation, on behalf of the transferee(s), the certificate or certificates representing such shares at the office of the corporation (or any transfer agent of the corporation previously designated by the corporation to the holders of Non-Voting Common Stock for this purpose)

with a written notice of such transfer, the effective date of such transfer, together with a certificate affirming that such transfer has been made in or as a necessary condition of a Widely Dispersed Offering. As promptly as practicable, or to the extent that such transfer is in connection with a widespread public distribution, on the effective date of such transfer as set forth in the notice to the corporation, the corporation shall issue and shall deliver to the transferee(s), a certificate or certificates representing the number of shares of Voting Common Stock issuable upon conversion of such shares.

(iii)          Each conversion shall be deemed to have been effected immediately prior to the close of business on the first business day on which the certificates representing shares of Non-Voting Common Stock shall have been surrendered and such notice received by the corporation as aforesaid or to the extent that such transfer is in connection with a widespread public distribution on the effective date of such transfer as set forth in the notice to the corporation (the “Conversion Date”). At such time on the Conversion Date: (A) the person in whose name or names any certificate or certificates representing shares of Voting Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Voting Common Stock represented thereby at such time; and (B) such shares of Non-Voting Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Voting Common Stock pursuant to this Article FOURTH.

(iv)          Upon a conversion pursuant to this Article FOURTH, each converted share of Non-Voting Common Stock shall be retired.”

2.             That, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

3.             That said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer on this 29th day of September, 2011.

GUARANTY BANCORP.

By:	/s/ Paul W. Taylor
	Name:	Paul W. Taylor
	Title:	CEO & President